Fee Waiver Agreement Schedule_ETF Trust

IN WITNESS WHEREOF, the parties hereto have caused the forgoing Schedule A to be duly executed as of February 27, 2017.

SCHEDULE A

Fund	Effective Date	Limitation Period	Expense Limitation
Columbia Core Bond ETF	3/1/2017	2/28/2018	0.45%
Columbia Intermediate Municipal Bond ETF	3/1/2017	2/28/2018	0.44%

COLUMBIA ETF TRUST, on behalf of the Funds listed in Schedule A

By:	/s/ Christopher O. Petersen
Name:	Christopher O. Petersen
Title:	President

COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC

By:	/s/ Amy K. Johnson
Name:	Amy K. Johnson
Title:	Global Head of Operations